Exhibit 3.29

SAMSON RESOURCES CORPORATION

CERTIFICATE OF DESIGNATIONS

establishing the

Voting Powers, Designations, Preferences, Limitations,

Restrictions and Relative Rights of

Cumulative Redeemable Preferred Stock

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Samson Resources Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Issuer”), does hereby certify that (i) pursuant to authority conferred upon the Board of Directors of the Issuer (the “Board of Directors”) by its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors authorized the creation and issuance of the Issuer’s Cumulative Redeemable Preferred Stock and (ii) the following resolution fixing the designations, preferences and rights of such Preferred Stock which was duly adopted by the Board of Directors, on December 21, 2011, remains in full force and effect.

NOW THEREFORE IT IS RESOLVED, that pursuant to Section 151 of the General Corporation Law of Delaware and the authority expressly granted to and vested in the Board of Directors of the Issuer by the provisions of the Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, par value $0.10 per share, to consist of 180,000 shares, with the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions as set forth in this Certificate of Designations:

1. Designation and Amount.

1.1	All shares of this series of preferred stock shall be known as “Cumulative Redeemable Preferred Stock” (the “Cumulative Preferred Stock”).

1.2	The number of shares constituting the Cumulative Preferred Stock shall consist of 180,000.

2. Rank.

2.1	The Cumulative Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up, and dissolution, (a) rank senior to each other class or series of capital stock now or hereafter authorized, issued, or outstanding, including the common stock of the Issuer (collectively, the “Junior Securities”) and (b) have an initial liquidation preference of $1,000.00 per share, subject to adjustment for accrual and accumulation of dividends not paid in cash (as the “Liquidation Preference”).

3. Dividends.

3.1	The Holders shall be entitled to receive, when, as, and if declared by the Board of Directors, out of funds legally available therefor, cash dividends on each share of Cumulative Preferred Stock, at a rate per annum equal to the Dividend Rate (as defined below and applicable from time to time) on the Liquidation Preference and all accrued and unpaid dividends or, at the Issuer’s election, in lieu of being paid in cash, such dividends shall accrue and accumulate to the Liquidation Preference in the amount of the cash dividends that would otherwise be payable. Dividends not paid in cash shall be cumulative and accrue and compound quarterly (whether or not earned or declared and whether or not there are funds legally available therefor). Dividends shall be payable on each quarterly dividend payment date declared by the Board of Directors (each of such dates being a “Dividend Payment Date”) to holders of record at the close of business on the date specified by the Board of Directors at the time such dividend is declared (the “Record Date”). Any such Record Date shall be no more than 60 days and no less than 10 days prior to the relevant Dividend Payment Date.

3.2	Accrued but unpaid dividends on the Cumulative Preferred Stock for any past dividend periods may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to holders of record on the books of the Issuer on such record date as may be fixed by the Board of Directors, which record date shall be no more than 60 days and no less than 10 days prior to the payment date thereof. Holders will not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends provided for herein. Dividends payable on the Cumulative Preferred Stock for any period less than a full quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months.

3.3	So long as any shares of the Cumulative Preferred Stock are outstanding, the Issuer shall not (i) declare, pay, or set apart for payment any extraordinary cash dividends on any Junior Securities, (ii) directly or indirectly retire, redeem, purchase, or otherwise acquire, in whole or in part, any Junior Securities except pursuant to any management equity plan, or (iii) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption, or other retirement of, any Junior Securities.

3.4	Nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare, or the Issuer to pay or set apart for payment, any cash dividends on shares of the Cumulative Preferred Stock at any time, except to the extent of funds legally available therefor.

4. Liquidation Preference.

4.1	Upon any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Issuer, no distribution shall be made:

(a)	to the holders of Junior Securities unless, prior thereto, each Holder shall have received a liquidation payment in cash for each share of outstanding

Cumulative Preferred Stock held by it equal to the Liquidation Preference with respect to such share plus any accrued and unpaid dividends and distributions thereon, whether or not declared, to the date fixed for liquidation, dissolution, or winding up; or

(b)	to the holders of Cumulative Preferred Stock, except distributions made ratably on such Cumulative Preferred Stock in proportion to the total amounts to which the Holders of all such shares are entitled upon such liquidation, dissolution, or winding up.

After payment in cash and in full of the Liquidation Preference of the Cumulative Preferred Stock plus any accrued and unpaid dividends thereon compounded quarterly to the date of liquidation, dissolution, or winding up, Holders shall not be entitled to receive any additional cash, property, or other assets of the Issuer upon liquidation, dissolution, or winding up of the Issuer with respect to such shares of Cumulative Preferred Stock.

4.2	For the purposes of this Section 4, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Issuer nor the consolidation or merger of the Issuer with any other corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the Issuer, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution, or winding up of the Issuer.

5.	Redemption.

5.1	Optional Redemption by the Issuer. To the extent the Issuer shall have funds legally available therefor, the Issuer, at its option, may redeem for cash, in whole or in part, the shares of Cumulative Preferred Stock outstanding, at any time or from time to time, upon notice given as specified in Section 6, at a per share redemption price equal to 100% of the Liquidation Preference per share of the Cumulative Preferred Stock, together with an amount equal to all accrued and unpaid dividends thereon compounded quarterly to the date of redemption (the “Redemption Price”).

5.2	Mandatory Redemption by the Issuer. Upon the occurrence of the Mandatory Redemption Date, if any shares of Cumulative Preferred Stock remain outstanding, the Issuer shall, upon notice given as specified in Section 6, in cash and out of funds legally available for such purpose, redeem, at a per share redemption price equal to the Redemption Price, all outstanding shares of Cumulative Preferred Stock.

6.	Procedure for Redemption.

6.1	In the event that fewer than all the outstanding shares of Cumulative Preferred Stock are to be redeemed at any time pursuant to Section 5, the shares to be redeemed shall be selected pro rata among all Holders from all outstanding shares of Cumulative Preferred Stock.

6.2	In the event that the Issuer shall redeem shares of Cumulative Preferred Stock pursuant to paragraph 5.2 hereof, the redemption date shall not be later than the date of the Mandatory Redemption Date.

6.3	In the event that the Issuer shall redeem shares of Cumulative Preferred Stock pursuant to Section 5 hereof, notice of such redemption shall be mailed by first-class mail, postage prepaid, not less than 30 days nor more than 60 days prior to the redemption date, in the case of a redemption pursuant to paragraph 5.1, and otherwise not less than 30 days prior to the redemption date to the holders of record of all shares at their respective addresses as they shall appear in the records of the Issuer; provided, however, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to any Holder to whom the Issuer has failed to give such notice or except as to any Holder to whom notice was defective. Each such notice shall state: (i) the redemption date (whether a fixed date or a date based upon the occurrence of other events or transactions); (ii) the number of shares of Cumulative Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; (v) any conditions to the consummation of the applicable redemption (which may include the occurrence of other events or transactions); and (vi) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

Failure by the Issuer to give any of the notices prescribed by this paragraph 6.3, or the formal insufficiency of any such notice, shall not prejudice the right of any Holder to cause the Issuer to redeem any such shares of Cumulative Preferred Stock held by it.

6.4	Notice by the Issuer having been mailed as provided in paragraph 6.3, and provided that on or before the applicable redemption date funds necessary for such redemption shall have been set aside by the Issuer, separate and apart from its other funds, in trust for the pro rata benefit of the Holders of the shares so called for or entitled to redemption, so as to be and to continue to be available therefor, then, from and after the redemption date (unless the Issuer defaults in the payment of the redemption price, in which case such rights shall continue until the redemption price is paid), dividends on the shares of Cumulative Preferred Stock so called for or entitled to redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Cumulative Preferred Stock, and all rights of the Holders thereof as stockholders of the Issuer (except the right to receive the applicable redemption price and any accrued and unpaid dividends from the Issuer to the date of redemption) shall cease. Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Issuer shall so require and notice by the Issuer shall so state) to the Issuer’s transfer agent or to the Secretary of the Issuer at the principal office of the Issuer, such shares shall be redeemed by the Issuer at the applicable redemption price as aforesaid, with payment made as promptly as practicable and in any event within 7 days of surrender. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be promptly issued representing the unredeemed shares without cost to the Holder.

7. Reacquired Shares. Shares of Cumulative Preferred Stock that have been issued and reacquired in any manner, including shares reacquired by purchase, redemption, or exchange, may (upon compliance with any applicable provisions of the laws of the State of Delaware) be redesignated and reissued as part of any other class or series of preferred stock (but may not be reissued as additional shares of the Cumulative Preferred Stock).

8. Voting Rights.

8.1	No General Voting Rights. Except as otherwise provided in this Section 8, or as otherwise from time to time provided by law, the Holders shall have no voting rights in respect of the shares of Cumulative Preferred Stock. In exercising the voting rights provided by law or in this Section 8, each share of Cumulative Preferred Stock shall have one vote per share.

8.2	Voting Rights On Certain Other Matters. In addition to any vote or consent of stockholders required by law, the approval of holders of at least 50% of the outstanding shares of Cumulative Preferred Stock, voting as a class, shall be required: (i) to amend this Certificate of Designations or the Certificate of Incorporation to increase or decrease the authorized number of shares of Cumulative Preferred Stock or to authorize the issuance of any additional Cumulative Preferred Stock; (ii) to create (by reclassification or otherwise) any series of equity securities to rank senior to, or on parity with, the Cumulative Preferred Stock as to dividends or upon liquidation or winding up; (iii) to amend, repeal or change any of the provisions of this Certificate of Designations; or (iv) to amend, repeal or change the Certificate of Incorporation or the bylaws of the Issuer in any manner that would adversely alter or change the powers, preferences or special rights of the shares of Cumulative Preferred Stock.

9. Transfer Restrictions. Neither the Cumulative Preferred Stock nor any interest therein may be sold, pledged, encumbered or otherwise transferred by the Holders, whether directly or indirectly, to any person without the Issuer’s prior written consent, other than to an Affiliate of such Holder. The Cumulative Preferred Stock will not be registered under the Securities Act of 1933 (as may be amended, or any successor thereto, the “Securities Act”) or any state securities law, will be subject to restrictions on transfer under applicable law and may not be resold or transferred except in accordance with the Securities Act, the Securities Exchange Act of 1934 (as may be amended, or any successor thereto, the “Act”) and any applicable state securities laws and the applicable rules and regulations thereunder.

10. Definitions. For the purposes of this Certificate of Designations, the following terms shall have the meanings indicated:

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For the purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Change in Control” shall mean the occurrence of any of the following events: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Issuer to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Act) other than to Kohlberg Kravis Roberts & Co. L.P. or one or more of its Affiliates or (ii) any person or group, other Kohlberg Kravis Roberts & Co. L.P. or one or more of its Affiliates, is or becomes a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act) of more than 50% of the total voting power of the voting stock of the Issuer, including by way of merger, consolidation or otherwise.

“Dividend Rate” shall mean:

(1)	during calendar year 2012, 2%;

(2)	during calendar year 2013, 4%;

(3)	during calendar year 2014, 6%;

(4)	during calendar year 2015, 8%;

(5)	during calendar year 2016, 10%;

(6)	from January 1, 2017 until the Mandatory Redemption Date, 12%; and

(7)	after the Mandatory Redemption Date, 15%.

“Holder” shall mean a holder of shares of Cumulative Preferred Stock.

“IPO” shall mean an initial public offering of common stock of the Issuer that is registered under the Securities Act.

“Mandatory Redemption Date” shall mean the earliest to occur of (i) the consummation of an IPO or a Change in Control and (ii) July 1, 2022.

“Person” shall mean any individual, estate, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, governmental authority or other entity.

IN WITNESS WHEREOF, the Issuer has caused this Certificate of Designation to be executed on its behalf this 20th day of December, 2011.

SAMSON RESOURCES CORPORATION

Name:	/s/ Ashwini Upadhyaya
By:	Ashwini Upadhyaya
Title:	Treasurer